EXHIBIT 99.03
                                Southern Company
                        Significant Factors Impacting EPS


                                              3 Months Ended June                     Year-to-Date June
                                              -------------------                     -----------------
                                            2006      2005    Change             2006      2005      Change
                                            ----      ----    ------             ----      ----      ------

Consolidated Earnings-As Reported         $ 0.52     $0.52    $  -              $0.87    $ 0.95      $(0.08)
(See Notes)
  Significant Factors:
  --------------------
  Retail Business                                              0.03                                   (0.02)
  Competitive Generation                                       0.02                                    0.03
  Synthetic Fuels                                             (0.04)                                  (0.06)
  Parent Company and Other                                    (0.01)                                  (0.03)
                                                              -----                                  ------
  Total-As Reported                                           $  -                                   $(0.08)
                                                              =====                                  ======



                                              3 Months Ended June                      Year-to-Date June
                                            2006      2005    Change             2006      2005      Change
                                            ----      ----    ------             ----      ----      ------

Consolidated Earnings-Excluding Synfuels  $ 0.53     $0.49    $0.04             $0.87    $ 0.89      $(0.02)
(See Notes)
  Total-As Reported                                               -                                   (0.08)
  Less:  Synthetic Fuels                                       0.04                                    0.06
                                                              -----                                  ------
  Total-Excluding Synthetic Fuels                             $0.04                                  $(0.02)
                                                              =====                                  ======



Notes
-----
- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- As a result of tax credits generated from synthetic fuel production, Southern Company's synthetic fuel investments contributed significantly to Southern Company's earnings and earnings per share for the three months and six months ended June 30, 2005. Due to higher levels of oil prices, such tax credits are expected to be partially or completely phased out in 2006.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-Q.